Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.
EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 30, 2023 (this “Agreement”), is made and entered into by and among Wheels Up Experience Inc. (the “Company”), Wheels Up Partners LLC, an indirect subsidiary of the Company (“WUP”), and George Mattson (the “Executive,” and together with the Company and WUP, the “Parties”).
WHEREAS, in connection with the consummation of the closing of the transactions contemplated by that certain Investment and Investor Rights Agreement dated as of September 20, 2023, by and among the Company, Delta Air Lines (“Delta”), Inc., CK Wheels LLC and Cox Investment Holdings, Inc. (the “Closing”), the Company entered into that certain Employment Agreement, dated as of October 2, 2023, to employ Executive as its Chief Executive Officer and Chief Executive Officer of WUP (the “Prior Agreement”); and
WHEREAS, the Parties now desire to enter into this Agreement, which supersedes and replaces the Prior Agreement and any and all prior agreements, arrangements and understandings between the Company and its affiliates and Executive relating to the provision of services by Executive to the Company and WUP;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
1.Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment as the Chief Executive Officer (“CEO”) of the Company and any applicable subsidiary (including WUP).
2.Effectiveness of Agreement; Term. Subject to earlier termination as hereinafter provided, Executive will be employed by the Company and one of its subsidiaries (including WUP) for a period commencing on October 2, 2023 (the “Effective Date”) and ending on the date Executive’s employment with Company terminates in accordance with Section 5 (such period, the “Term”). The Company has appointed Executive as a full member of the Board of Directors of the Company (the “Board”) and Executive will remain a full member of the Board with all rights and privileges during the entire Term. Executive acknowledges and agrees that he will not receive any additional compensation in connection with his service on the Board.

3.Employment and Duties.
(a)Executive shall serve as Chief Executive Officer and report to the Board. Executive’s principal place of employment will be Atlanta, Georgia, but Executive will be required to regularly travel in order to fulfill his duties and responsibilities.
(b)Executive will be employed by the Company on a full-time basis and will perform such duties and responsibilities on behalf of the Company and its subsidiaries (the “Company Group”) as are consistent with Executive’s position with the Company and such additional duties and responsibilities on behalf of the Company Group as are consistent with Executive’s position as CEO of the Company and of WUP, as may be designated by the Board from time to time.
(c)Executive will have full authority to (i) direct and manage the day-to-day aspects of the Company’s administration and operations, (ii) make budgetary decisions pursuant to the budget approved by the Board, (iii) to execute the Company’s strategy and allocate the Company’s resources and (iv) to hire and terminate personnel, provided that, in connection with hires and terminations of employees who will report directly to Executive (the “CEO Direct Reports”), Executive shall consult with and seek input from the Board.
(d)Executive shall devote substantially all of Executive’s business time and Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company Group, and to the discharge of Executive’s duties and responsibilities hereunder. Executive shall not, without the prior consent of the Company, engage in any other business activity or render services to any other person or organization during the Term; provided, however, Executive will be permitted to (i) serve on the board of directors of non-competitive enterprises or have other outside engagements (provided that Executive may serve on a maximum of one (1) public company board of directors), subject to the prior written consent of the Board, which will not be unreasonably withheld, with the outside engagements set forth on Exhibit A to be deemed to be approved by the Board; (ii) engage in civic and charitable activities (including serving on charitable boards) with the prior written consent of the Board; and (iii) manage his personal investments, in each case, only to the extent that such activities (x) do not interfere with the performance of Executive’s duties under this Agreement or the business and affairs of the Company and (y) are not in violation of the Restrictive Covenant Agreement (as defined below).
4.Compensation and Benefits. As compensation for all services performed by Executive under this Agreement and subject to the provisions of this Agreement:
(a)Base Salary. During the Term, the Company shall pay Executive a base salary at the rate of six hundred twenty-five thousand dollars ($625,000) per year, payable in equal installments in accordance with the ordinary payroll practices of the Company. Executive’s base salary will be reviewed by the Board annually and may be increased at the Board’s discretion but may not be decreased. The base salary as determined herein, and as may be increased from time to time (at the sole discretion of the Board), constitutes “Base Salary” for purposes of this Agreement.

(b)Annual Bonus Compensation.
(i)During the Term, beginning with fiscal year 2024, Executive will receive an annual target cash bonus opportunity of one million dollars ($1,000,000) (such bonus, as may hereafter be increased, the “Target Bonus”), based on the achievement of objective business plan financial metrics established annually at the beginning of each fiscal year by the compensation committee of the Board (the “Committee”) upon the recommendation and in consultation with Executive (the “Bonus Performance Criteria”). For calendar year 2023, the Company shall pay Executive a prorated Target Bonus, with the proration determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days that Executive was employed by the Company in 2023 from the Effective Date of Executive’s employment and the denominator of which is 365, with the actual performance to be determined as described below. The Company bonus plan metrics are aligned to revenue, adjusted EBITDA, and individual key performance indicators. The Company bonus plan payout for Executive will be calculated against the achievement of plan metrics and objectively determinable key performance indicators. The key performance indicators for Executive’s Q4 of 2023 bonus will be developed in collaboration with Executive and the Board and approved by the Committee. As noted above, thereafter, Executive’s annual key performance indicators for future years will be developed in collaboration between Executive and the Committee in the first quarter each year, and approved by the Committee. Key performance indicators will be aligned against one or more of the following goals: revenue and margin growth, operational excellence, and diversity, equity, inclusion and belonging initiatives.
(ii)The actual amount of the Annual Bonus paid to Executive with respect to any given fiscal year, or partial fiscal year, will range from zero percent (0%) of Target Bonus (in the event of a failure to achieve the minimum threshold Bonus Performance Criteria) to a maximum of two hundred percent (200%) of Target Bonus (in the event that Bonus Performance Criteria are significantly exceeded), determined using straight-line interpolation based on the actual achievement of the Bonus Performance Criteria for such fiscal year.
(iii)The determination of whether the applicable Bonus Performance Criteria have been achieved will be made by the Committee in its good faith sole discretion after the end of the applicable fiscal year.
(iv)Any Annual Bonus awarded to Executive shall be paid by the Company on or prior to March 15th of the year following the end of the Company fiscal year for which the Annual Bonus was earned., subject to Executive’s continued employment through the applicable payment date (except as set forth in Section 5(b) and 5(c) below).

(c)Long-Term Incentive Award. This Employment Agreement is expressly conditioned on a “Long-Term Incentive Award” to be agreed to in writing by the Parties within thirty (30) calendar days following the execution of this Agreement by Executive.
(d)Executive Housing Allowance. The Company shall provide Executive with a housing allowance of $100,000 to cover the fees, costs and expenses associated with temporary housing and any other related miscellaneous expenses associated with Executive commencing work on the Effective Date and locating a permanent residence for himself and his family in Atlanta, Georgia.
(e)Other Benefits. During the Term, Executive will be entitled to:
(i)Participation in retirement, health and welfare and other employee benefit plans and perquisites from time to time in effect for the CEO Direct Reports (the “Executive Benefits”), with any such Executive Benefits to be subject to change in accordance with the terms and conditions of the applicable plans (provided that any such change that materially affects Executive is subject to Executive’s consent). Except as otherwise provided in this Agreement, such participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(ii)Travel on Delta Airlines for all business and commuting purposes (including first class to the extent available) and, if Delta Airlines travel is unavailable, equivalent travel privileges on other airlines, each at Delta’s expense.
(iii)Wheels Up aircraft for Executive’s use if deemed necessary by Executive for business purposes, subject to periodic review by the Board.
(iv)To promote, increase and maintain the Wheels Up brand, Executive, as the Company’s CEO, is allocated and eligible to use flight time hours on Wheels Up aircraft for Executive’s personal use at no cash cost to Executive and, if used and income is imputed to Executive, it will be in accordance with the Standard Industry Fare Level, consistent with the Company's current practice for other of its senior executives. Commencing on the date of his employment and renewing annually, the allocation is thirty (30) hours of flight time per calendar year on light-cabin aircraft and forty-five (45) hours of flight time per year on mid-cabin aircraft. Executive may utilize the seventy-five (75) total hours in a different proportion than thirty (30) hours on light-cabin aircraft and forty-five (45) hours on mid-cabin aircraft, or on other owned/operated fleet types offered by the Company Group (i.e., King Air or Super Midsize) but in doing so will convert hours from light-cabin or mid-cabin to the applicable cabin class for the aircraft being utilized at the prevailing rates that would be charged to an arms-length customer of the Company at the time of booking. If travel is not available on Company owned/operated aircraft or in geographies outside the Company’s primary service areas, Executive may use his annual flight time hours (subject to a conversion rate) on third-party aircraft secured through the Company’s Air Partner subsidiary. The applicable conversion rate will be determined by dividing (A) the actual hourly rate (at cost) for the Air Partner aircraft by (B) the direct operating cost (defined as cost of fuel, recovery, direct maintenance costs and fees) of the applicable light-cabin or mid-cabin owned/operated aircraft category being deducted. These direct operating costs will be determined by the Company and updated annually. Any unused flight time hours allocated to Executive for any year are eligible for use by Executive in a subsequent year of employment, and any flight time hours not used by Executive prior to the termination of his employment for any reason other than a termination of employment by the Company for Cause, are available and retained by Executive for Executive’s future use, consistent with Company policy. Executive’s unused flight time hours in the year of the termination of his employment will be determined by allocating the annual hours on a pro rata basis and deducting the hours used since the last anniversary of his commencement of employment.
(f)Business Expenses. Executive will be reimbursed for reasonable and necessary business expenses incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by Company policy from time to time.
(g)Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any subsidiary or affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including but not limited to service with respect to employee benefit plans, (collectively, ”Entity”) whether or not the basis of such Proceeding is Executive’s alleged action or inaction in an official capacity while servicing as director, officer, member, employee or agent. Executive will be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by the laws of the State of Georgia or Company policy applicable to any other officer or director of the Company or other Entity from and against any liabilities, costs, claims, expenses and loss, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other Entity and will inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within thirty (30) days after receipt by the Company of a written request for such advance. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such proceeding that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, will create a presumption that Executive has not met the applicable standard of conduct. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive during his employment with the Company, any subsidiary or affiliate of the Company or any service with an Entity and for six years following the termination of such employment or service.

(h)Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement or the Wheels Up Experience Inc. Executive Compensation Recoupment Policy shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and/or the Wheels Up Experience Inc. Executive Compensation Recoupment Policy, as applicable.
5.Termination of Employment. Executive’s employment under this Agreement may be terminated by the Company at any time with or without Cause (as defined below), by Executive for Good Reason (as defined below) or by either Party for any reason with at least sixty (60) days’ prior written notice to the other Party (the “Notice Period”); provided that, if the Company waives all or any portion of the Notice Period following Executive’s resignation without Good Reason, the Company shall continue to be obligated to pay Executive his Base Salary and provide Executive Benefits for the duration of the Notice Period (but there will be no continuous vesting on any outstanding equity awards, including the Long-Term Incentive Award). Notwithstanding the foregoing, Executive’s employment hereunder will terminate immediately upon Executive’s death or Disability (as defined below). The effective date of Executive’s termination pursuant to this Section 5 is herein referred to as the “Termination Date.”
(a)Termination for Cause or Resignation Without Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause or by Executive without Good Reason, Executive will be entitled to receive:
(i)any accrued but unpaid Base Salary through the Termination Date;
(ii)reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date;
(iii) any accrued but unpaid vacation or other leave, if required based on the terms of the Company’s policies and applicable law; and
(iv) any other such accrued and vested employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company or subsidiary or affiliate in which he participates.
The amounts described in clauses (i) through (iv) hereof will hereinafter be referred to as the “Accrued Obligations.”
(b)Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability, Executive (or Executive’s estate, executor, administrator or trustee, as the case may be) will be entitled to receive:

(i)the Accrued Obligations; and
(ii)any accrued and unpaid Annual Bonus for the fiscal year prior to the Termination Date that has not yet been paid, paid at the same time as the Annual Bonus ordinarily would have been paid under Section 4(b) (a “Prior Year Bonus”)
(c)Termination Without Cause or For Good Reason. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to receive, in addition to the Accrued Obligations and, subject to Executive’s execution and non-revocation of a release in favor of the Company of any and all claims and causes of action substantially in the form provided in Exhibit C hereto (the “Release”) and continued compliance with the Restrictive Covenant Agreement, the following severance payments and benefits:
(i)Continued payment of Executive’s Base Salary for a period of twelve (12) months following the Termination Date (the “Severance Period”); provided, that any such payments that otherwise would be paid prior to the date that the Release becomes effective instead will be paid within five (5) business days after such effective date, and the remaining such payments will be paid over the remainder of the Severance Period; provided, further, that if the period during which Executive may execute and revoke the Release begins in one (1) calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead will be paid during the first five business days of such next calendar year;
(ii)The Annual Bonus with respect to the year during which the Termination Date occurs as if Executive had remained employed through the date on which the Annual Bonus is paid to similarly situated executives of the Company, with the actual bonus paid to be based on actual performance for the full performance year, determined in accordance with Section 4(b) and paid at the same times as the Annual Bonus ordinarily would have been paid under Section 4(b);
(iii)The Prior Year Bonus, paid at the same time as the Annual Bonus ordinarily would have been paid under Section 4(b);
(iv)Immediate vesting of a portion of Executive’s Long-Term Incentive Award as if Executive had remained employed through the next vesting date and if the next vesting date is less than three (3) months after the Termination Date, a portion of Executive’s Long-Term Incentive Award as if Executive had remained employed through the vesting date that follows the next vesting date; and
(v)Continuation of health benefits to Executive and Executive’s eligible dependents pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) and reimbursement to Executive for the cost of the portion of the premiums paid for such COBRA coverage that relate to the employer portion of health benefits coverage through the earlier of (A) the date that is twelve (12) months following the Termination Date and (B) the date that Executive elects equivalent health benefit coverage with a new employer.

(vi)Notwithstanding the foregoing provisions of this Section 5(c), if Executive materially breaches the Restrictive Covenant Agreement, Executive shall not be eligible for the severance payments and benefits described in this Section 5(c), and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease, and, upon a determination by an appropriate court of final jurisdiction, Executive shall be required to promptly repay any severance payments previously made by the Company.
(d)Conditions. As a condition precedent to Executive’s entitlement to any of the payments or other rights described under this Section 5, other than the Accrued Obligations, Executive shall execute and not revoke the Release.
(e)“Cause” means the occurrence of any of the following, as determined in good faith by a majority of the Board:
(i)Willful material dishonesty in the performance of Executive’s duties that results in material harm to the reputation or business of the Company or its subsidiaries;
(ii)Gross negligence in the performance of Executive’s duties that results in material harm to the business of the Company Group;
(iii)Gross material misconduct in the performance of Executive’s duties;
(iv)Executive’s conviction of, or entering a plea of guilty or nolo contendere to a felony (other than a vehicular-related felony);
(v) Willful breach by Executive of any material covenant contained in the Restrictive Covenant Agreement executed by Executive and the Company concurrently with their execution and delivery of this Agreement and attached hereto as Exhibit B (the “Restrictive Covenant Agreement”);
(vi)Executive’s intentional, material failure to follow, or intentional conduct that violates, the Company Group’s written policies that are generally applicable to all employees or all officers of the Company Group and that results in material harm to the reputation or business of the Company Group;
(vii)Willful and repeated failure or refusal by Executive to comply with a written directive from the Board (unless such directive represents an illegal act) other than by reason of Disability; or
(viii)A confirmed positive illegal drug test for Executive;
provided, however, that, a breach of one of clauses (i), (ii), (iii), (v), (vi) or (vii) will not constitute Cause unless the Company first provides Executive with written notice referencing this provision and describing the grounds that the Company believes constitutes Cause and Executive fails to cure such grounds within thirty (30) days after receipt of such written notice (except in the case of matters which the Board reasonably determines in good faith are not able to be cured in which case Executive’s termination for Cause will be effective immediately upon his receipt of the written Cause notice from the Company). For purposes of clauses (i), (iii), (v), (vi) and (vii), under this definition of

Cause, no act or failure to act by Executive will be considered “willful” or “intentional” unless done or omitted in bad faith by Executive or without the reasonable belief of Executive that the action or omission was not adverse to the best interests of the Company.
(f)“Disability” means any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician appointed jointly by the Board and Executive.
(g)“Good Reason” means the occurrence of any of the following without Executive’s consent:
(i)A material breach by the Company of any material covenant or provision of this Agreement;
(ii)A change in Executive’s title, role or reporting relationship (including any requirement to report to any person other than the Board) or any material diminution in Executive’s material duties, authorities or responsibilities as Chief Executive Officer;
(iii)A material reduction by the Company in the Base Salary or a reduction in Executive’s Target Bonus as provided hereunder, other than a reduction of Base Salary of not more than fifteen (15) percent that is substantially consistent with equivalent reductions in base salary for CEO Direct Reports; or
(iv)A failure of the Company to obtain the assumption in writing of all of its obligations under this Agreement by any entity or person, other than a Company affiliate, in the event that the Company affects a reorganization, consolidation or merger into, any other entity or person or transfer all or substantially all of its properties, stock or assets to any other entity or person.
provided, however, that none of the foregoing will constitute Good Reason unless Executive first provides the Company with written notice referencing this provision and describes the existence of such event that Executive believes constitutes Good Reason within sixty (60) days after he becomes aware of the existence such event, and the Company fails to cure such change or reduction within thirty (30) days after receipt of such written notice, and Executive resigns from employment within fifteen (15) days after the end of such cure period.

6.Section 409A.
(a)It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder will either be exempt from or comply with Section 409A of the Internal Revenue Code, including the Treasury regulations and other published guidance relating thereto (the “Code”), so as not to subject Executive to payment of any interest or additional tax imposed under Section 409A of the Code (“Section 409A”). To the extent that any amount payable under a Company benefit plan or agreement would trigger any additional tax, penalty or interest imposed by Section 409A, the Company shall use reasonable efforts to modify such plan or agreement to the extent necessary to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.
(b)If at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, will instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” will be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” will mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.
(c)Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
7.Section 280G.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company, by any of its subsidiaries or affiliates, or by any affiliate of such entity or person to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code

(any such transaction, a “280G Transaction”)(the “Total Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”)], then the Company shall pay to Executive or the applicable taxing authority no later than the time the Excise Tax is required to be paid by Executive or withheld by the Company an additional payment (an “Excise Tax Gross-Up Payment”) equal to the sum of the Excise Tax payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Excise Tax Gross-Up payment, i.e., all income taxes imposed on the Excise Tax Gross-Up Payment, any Excise Tax imposed on the Excise Tax Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Gross-Up Payment or any Excise Tax, as Executive would have been in if no Excise Tax was incurred or imposed. Notwithstanding any other provision of this Section 7(a), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Executive’s benefit, the portion of the Excise Tax Gross-Up Payment that may be withheld, excluding interest and penalties which will be paid directly to Executive, and Executive hereby consents to such withholding.
(b)For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the calculations shall be made by the Company’s independent auditors (who will provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive), and the Company’s outside legal counsel shall make all legal determinations (the foregoing advisors, collectively, the “280G Counsel”). The Company and Executive shall provide the 280G Counsel with such information and documents as the 280G Counsel may reasonably request in order to make a determination under this Section 7(b). For purposes of making the determinations required by this Section 7(b), the 280G Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code including, without limitation, taking into account the applicability of any non-compete or other restrictive covenants that Executive is subject to when considering reasonable compensation pursuant to Q/A 42 of Treasury Regulation Section 1.280G-1. The 280G Counsels’ determinations will be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the 280G Counsel in connection with the calculations required by this Section 7(b).
(c)In the event of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment or any additional amount in respect thereof, Executive shall notify the Company in writing of the claim as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall not pay such claim and the Company shall control the defense of any such claims or disputes, bear all costs related to the defense thereof and, indemnify Executive for any taxes, penalties and interest ultimately determined to be payable in respect of the Parachute Payments to the extent necessary to place Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Excise Tax Gross-Up payment, including any payment under this subsection) as Executive would have been in if no Excise Tax was incurred or imposed. As a condition to the foregoing, Executive shall (A) provide to the Company any information requested by the Company relating to such dispute, (B) take such action in connection with contesting such dispute as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and (C) cooperate with the Company in good faith in order effectively to defend such dispute.
(d)If it is subsequently determined that the Excise Tax Gross-up Payment is not sufficient to put Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes, interest and penalties imposed on the Excise Tax Gross-up Payment) that he would have been in if Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of Executive such additional amounts necessary to put Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed.
(e)In the event that a written determination and ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or Executive that provides that Executive is not required to pay or is entitled to a refund with respect to all or a portion of the Excise Tax, Executive will reimburse the Company in an amount equal to the Excise Tax Gross-up Payment, less any amounts that remain payable by or are not refunded to Executive, within five (5) business days following receipt of the IRS’s written determination and ruling by Executive or the date Executive receives the refund, as applicable. Executive and the Company will reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.
8.Executive Representations. Executive hereby represents and warrants that Executive’s employment with the Company on the terms and conditions set forth herein and Executive’s execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. Executive represents that Executive is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of Executive’s obligations hereunder or prevent the full performance of Executive’s duties and obligations hereunder.
9.Withholding. Notwithstanding anything in this Agreement to the contrary, the Company Group shall withhold from any amount payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, without the prior written consent of the other; provided, however, subject to any restrictions or limitations in favor of the Executive in the Long Term Incentive Award under Section 4(c) of this Agreement, that the Company may assign its rights and obligations under this Agreement without the consent of Executive to an affiliate of the Company or in the event that the Company shall hereafter affect a reorganization, consolidate with or merge into, any other entity or person or transfer all or substantially all of its properties, stock or assets to any other entity or person. This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.
11.Severability. If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
12.Survival. Notwithstanding the termination of the Term or of this Agreement, the provisions of Sections 5 through 11, 16, 20 and 21 of this Agreement and Exhibit B to this Agreement will survive any such termination.
13.Inconsistencies. In the event of any inconsistency or difference between the provisions in this Agreement and any provisions of any Company plan or program, or the Company’s policies, procedures or rules, or as any of the aforesaid documents may be amended, the definitions and other provisions of this Agreement will prevail and control for all purposes with regard to Executive’s terms and conditions of employment and the aforesaid documents.
14.Attorneys’ Fees. Executive shall be entitled to be reimbursed by the Company for the reasonable attorneys’ fees and expenses incurred in connection with providing advice and counsel to Executive and negotiating and documenting this Agreement, subject to an aggregate cap of $80,000.
15.Amendment; Waiver. No amendment or waiver of any provision hereof will be effective unless made in writing and signed by both parties hereto. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement will be in writing, effective when delivered in person, sent and received by electronic mail, or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company or the Board, at the address set forth below.
Wheels Up
C/O CK Wheels LLC
280 Park Avenue, 22nd Floor,
New York, New York 10017
Attention:    [***]
E-mail:    [***]
with a copy to (which will not constitute notice to the Company):
Wheels Up Legal Department
601 W. 26th Street
New York, NY
Attention:    [***]
Email:    [***]
with a copy to (which will not constitute notice to Executive):
Ford & Harrison LLP
366 Madison Avenue
New York, New York 10017
Attention:    [***]
Email:    [***]
17.Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the exhibits hereto (which are incorporated herein and made a part hereof), constitutes the entire agreement and understanding between Executive and the Company, with respect to the subject matter hereof, and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including, without limitation, the Prior Agreement.
18.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
19.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, it being understood that all of the parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement will become effective when each party will have received a counterpart hereof signed by the other party.

20.Governing Law. This Agreement will be governed and enforced under the laws of the State of Georgia, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.
21.Authority. The execution of this Agreement by the Chairman of the Board has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company.
22.Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Georgia located in Fulton County, or if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Georgia. The parties hereby agree that process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHEELS UP EXPERIENCE INC.
By:	/s/ Laura Heltebran
Name: Laura Heltebran
Title: Chief Legal Officer
WHEELS UP PARTNERS LLC
By:	/s/ Laura Heltebran
Name: Laura Heltebran
Title: Chief Legal Officer

EXECUTIVE
/s/ George Mattson
George Mattson

Exhibit A
Permitted Activities
Board Member:
•Xos
•Tropic Ocean Airways
Senior Advisor to Star Mountain Fund Management, LLC.

Exhibit A-1

Exhibit B

RESTRICTIVE COVENANTS
This RESTRICTIVE COVENANT AGREEMENT, dated as of November 30, 2023 (this “Restrictive Covenant Agreement”), is made and entered into by and among Wheels Up Experience Inc. (the “Company”), Wheels Up Partners LLC, an indirect subsidiary of the Company (“WUP”), and George Mattson (the “Executive,” and together with the Company and WUP, the “Parties”). Capitalized terms used but not defined herein will have the respective meanings ascribed to such terms in the Employment Agreement (as defined below).
WHEREAS, on November 30, 2023, the Parties entered into an Amended and Restated Employment Agreement (the “Employment Agreement”); and
WHEREAS, Executive acknowledges that any breach of this Restrictive Covenant Agreement by such Executive will irreparably damage the legitimate business interests of the Company;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in the Employment Agreement, the parties hereby agree as follows:
1.    Conflicts During Employment. While employed at the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
2.    Non-Solicitation/Non-Interference. Executive agrees that during Executive’s employment with the Company and following the date of Executive’s termination of employment (for any reason) for a period of twenty-four (24) months from the date hereof (the “Restricted Period”), Executive will not (nor cause, encourage or provide assistance to anyone else to) directly or indirectly:
(a)    Solicit or attempt to Solicit any Restricted Company Customer;
(b)    Encourage, entice or induce any Restricted Company Customer or Company Business Partner to transfer its business or patronage from Company;
(c)    Solicit, encourage, entice or induce any Company employee to leave his or her employment with Company; or
(d)    Directly hire or cause any person to be hired who was employed by Company during Executive’s employment with the Company.
3.    Non-Competition. Executive agrees that, during Executive’s employment with the Company and during the Restricted Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, own, manage, operate, participate in or be employed or engaged by, a Competing Business (as defined below) in any state within the United States or foreign jurisdiction in which the Company or any of its subsidiaries is then engaged, or at any time during the Term becomes or became engaged, in a Competing Business; provided, however, that nothing herein shall limit Executive’s right to own not more than
Exhibit B-1

1% of any of the debt or equity securities of any business organization that is then filing reports with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
4.    Non-Disclosure. Except as provided in Section 12 of this Restrictive Covenant Agreement, Executive will hold the Company’s Confidential Information in the strictest of confidence and agrees that, during Executive’s employment, and at all times after termination of employment for any reason, Executive will not, in any capacity, directly or indirectly, use, disclose, publish or make available to any person or entity any of such Confidential Information, except such as may be necessary, on a “need to know” basis, in the ordinary course of performing or in connection with Executive’s duties as an employee of the Company. Executive further agrees not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the faithful performance of Executive’s authorized duties or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure will be made only within the limits and to the extent of such duties or consent).
5.    Intellectual Property. Executive agrees that the Company is the sole and exclusive owner of all right, title and interest in all concepts, data, discoveries, developments, designs, improvements, inventions, innovations, information, processes, techniques, algorithms, technologies, programs, software, works of authorship, know-how (whether or not registerable under copyright, trademark or patent statutes), patents, trade secrets, copyrights, trademarks and all other intellectual property and proprietary rights recognized by ay applicable law of any jurisdiction, which Executive may make, conceive, develop, produce, learn, process or acquire, either individually or jointly with others, that are in any way related to business activities undertaken or contemplated by Company while in furtherance of providing services for Company and all the goodwill associated therewith (collectively, the “Intellectual Property”). Executive shall promptly and fully disclose to Company all Intellectual Property. Executive acknowledges and agrees that Intellectual Property that is a work of authorship is a ‘‘work for hire” (as that term is used under U.S. copyright law), and Company (or its affiliates, members, associated companies, successors, assigns or nominees) shall be the sole owner of all copyrights in or connected with such Intellectual Property, including without limitation all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any such Intellectual Property. Executive hereby waives any moral rights that Executive may have with respect to the Intellectual Property. Executive hereby irrevocably assigns and agrees to assign to Company (or its affiliates, members, associated companies, successors, assigns or nominees) Executive’s entire right, title and interest in the Intellectual Property, present and future. Executive agrees to take all reasonable actions and cooperate as is necessary to protect and preserve the intellectual and proprietary rights in the Intellectual Property and further agrees to promptly execute and deliver any specific assignments or other papers and lawful documents that might be necessary to perfect the sole right, title and interest in Company (or its affiliates, members, associated companies, successors, assigns or nominees) in the Intellectual Property covered in this Restrictive Covenant Agreement and promptly execute and deliver any and all papers and lawful documents required or necessary to obtain and maintain effective patent, copyright or other protection in the Intellectual Property by Company (or its affiliates, members, associated companies, successors, assigns or nominees) or that might otherwise be reasonably requested by Company, during and after Executive’s engagement. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and
Exhibit B-2

attorney-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to such Intellectual Property with the same legal force and effect as if Executive had executed them himself.
6.    Return of Company Property. Executive agrees to return all of the Company’s property in his possession, custody and control, to the Company on or prior to the on last day of the Term (the “Returned Property”), except those items that the Company specifically agrees in writing to permit Executive to retain (the “Retained Property”), which Retained Property will include any address books, only to the extent they contain personal contact information. The Returned Property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all documents provided by the Company to Executive or which Executive developed or collected in the scope of his employment, as well as all Company-issued equipment, supplies, accessories, keys, access cards, computers, cell phones, disks, tapes, software, materials, files, or records. This Section 6 does not relate to any materials that Executive is entitled to have as a member of the Board and/or that are made available to other members of the Board which will be governed by any Company Policy related to such information then in effect. Executive agrees to abide by any Board confidentiality policy then in place at the applicable member of the Company Group. Notwithstanding the forgoing, any cell phone, laptop or other home office equipment that the Company allows to be retained following the Separation Date will be delivered to the Company’s Information Technology department to be reset to factory settings and remove any of the Company’s information, in accordance with the Company’s standard procedures. The Company agrees to coordinate such resetting to factory settings and removal of information with Executive.
7.    Subsequent Employment. Executive will provide a copy of this Restrictive Covenant Agreement to any prospective employer or other person or entity that is considering Executive for employment or engagement of any business relationship where the terms and restrictions hereof would be relevant to the prospective employer’s consideration of Executive’s employment or to Executive’s prospective duties and obligations for such employer, so that the obligations and restrictions of this Restrictive Covenant Agreement are fully disclosed.
8.    Injunctive Relief. Executive agrees that money damages would be both incalculable and an insufficient remedy for any breach by Executive of this Restrictive Covenant Agreement and that any such actual, threatened or continuing breach will cause Company irreparable harm. In the event of any such breach of this Restrictive Covenant Agreement, the Company shall be entitled, without the requirement of posting a bond, to seek equitable relief, including temporary, preliminary or permanent injunctive relief and specific performance against Executive, in any court of competent jurisdiction. Such equitable relief will not be the exclusive remedy for any breach by Executive of this Restrictive Covenant Agreement but will be in addition to any other damages or remedies available at law or in equity to the Company.
9.    Amendment; Waiver. No amendment or waiver of any provision of this Restrictive Covenant Agreement shall be effective unless made in writing and signed by both parties hereto. The failure of either party to require the performance of any term or obligation of this Restrictive Covenant Agreement, or the waiver by either party of any breach of this Restrictive Covenant Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Exhibit B-3

10.    Scope of Terms. Executive agrees that the terms and restrictions of this Restrictive Covenant Agreement are legitimate and reasonable in light of Executive’s access to Confidential Information, substantial contacts with the Company’s customers, and the Company’s need to develop and market its services and products. Executive acknowledges that Company currently markets and sells its services and/or products in North America and that it is reasonable to restrict Executive’s activities in the United States and Canada during the time periods provided for herein in accordance with this Restrictive Covenant Agreement and also acknowledges that to the extent that the Company expands its geographic scope that the geographic scope of the restrictive covenants set forth in this Agreement shall expand. Executive further acknowledges that after the termination of Executive’s employment with Company for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions.
11.    Mutual Non-Disparagement.
(a)    Except as provided in Section 12, Executive shall not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) that disparages or defames Delta Air Lines, Inc., CK Wheels LLC and Cox Investment Holdings, Inc., the Company, its subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their respective directors, members, partners, officers, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries, in each case, only in their respective capacities related to the Company (collectively, the “Company Affiliates”); provided, that Executive shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority, or (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which he is a party or of which he is a subject.
(b)    The Company, agrees to direct the members of its Board and the Company’s and Company Affiliates’ senior management team to not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) that disparages or defames Executive, provided, that the Company and the Company Affiliates shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority, or (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which the Company Affiliates are a party or of which they are a subject.
12.    Executive Protection. Nothing in this Restrictive Covenant Agreement or otherwise limits the Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other federal, state, local or international governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Employee for any of these activities, and nothing in this Restrictive Covenant Agreement or otherwise requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other Government Agency.
Exhibit B-4

13.    Enforceability. In the event that any of the covenants or provisions contained in this Restrictive Covenant Agreement, or any part thereof, is held to be unenforceable because of their duration, scope or the geographic area covered thereby or for any other reason, the court making such determination will have the power to reduce the duration, scope and/or geographic area thereof, or otherwise modify such covenant or provision, and enforce such covenant or provision in its reduced or modified form. If any of the covenants or provisions contained in this Restrictive Covenant Agreement, or any part thereof, is held to be invalid or unenforceable in any respect, the same will not affect the remainder of the covenants or provisions which will be given full force and effect without regard to the invalid portions.
14.    Definitions.
(a)    “Confidential Information” means information that has or could have commercial value or other utility in the business in which Company is engaged or contemplates engaging in, and all information which, if disclosed without authorization, could be detrimental to the interests of Company, including, without limitation, information regarding the identity of Company customers, prospective customers and business plans. Confidential Information includes, without limitation, discoveries, ideas, inventions (whether patentable or not), trade secrets, techniques, and other know-how, business methods, strategies, plans, products, marketing programs, pricing of goods and services, specifications, drawings, sketches, models, samples, data, computer programs, databases, applications, software, documentation and other technical and business information, works of authorship (whether published or unpublished), customer lists, customer preference and other customer information, prospective customer information and vendor information. Confidential Information also includes any information received from third parties that Company is obligated to treat as confidential or proprietary. Confidential Information will not include information that:
(i)    was in Executive’s possession before receipt from Company;
(ii)    is or becomes a matter of public knowledge through no fault of Executive;
(iii)     is rightfully received by Executive from a third party without a duty of confidentiality; or
(iv)     is disclosed under operation of law, provided that Executive will use reasonable efforts to provide Company with prompt written notice of any such requirement in order to enable Company to seek an appropriate protective order or other remedy, and that Executive will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed.
(b)    “Company Business Partner” means any corporation, partnership, sole proprietorship or other entity from which Company purchases or otherwise acquires supplies, materials, services or financing, including but not limited to Company’s suppliers, distributors, advertising agency, public relations agency, vendors and investors.
(c)    “Competing Business” means any individual, corporation, partnership, sole proprietorship, or other entity whose principal business involves marketing, soliciting, or selling products or services directly competitive with products or services that are produced, marketed or sold by the Company as of the date of
Exhibit B-5

Executive’s termination. By way of example, Company Competitors as of the date hereof include NetJets, Flexjet, Sentient, Flight Options, XOJet, Vista Jet, JetLinx, FlyExclusive, PrivateFly and PlaneSense.
(d)    “Restricted Company Customer” means any Company customer that Executive worked with, serviced or became aware of as a result of Executive’s Company engagement.
(e)    “Solicit” means to initiate any contact or communication of any kind, including, without limitation, an offer, announcement (including an announcement of a new affiliation) or invitation, in each case in furtherance of requesting or persuading the target to transact business with a Company Competitor.
15.    Consideration. Executive agrees that Executive’s engagement with Company constitutes good and valuable consideration for this Restrictive Covenant Agreement. Executive has consulted or been given an opportunity to consult with Executive’s personal attorney before signing this Restrictive Covenant Agreement.
16.    Governing Law. This Restrictive Covenant Agreement will be governed and enforced under the laws of the State of Georgia, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Restrictive Covenant Agreement may be brought against either of the parties in the courts of the State of Georgia located in Fulton County, or if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Georgia.
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Exhibit B-6

IN WITNESS WHEREOF, the parties have executed this Restrictive Covenant Agreement as of the date first written above.

WHEELS UP EXPERIENCE INC.
By:
Name: Laura Heltebran
Title: Laura Heltebran
WHEELS UP PARTNERS LLC.
By:
Name: Laura Heltebran
Title: Laura Heltebran

EXECUTIVE

George Mattson

Exhibit B-7

Exhibit C
RELEASE AND WAIVER
This Release and Waiver (this “Release”) is entered into by and between George Mattson (“Executive”) and Wheels Up Experience Inc. (“Company” and together with its subsidiaries and affiliates, the “Company Group”). Each of Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” In consideration of the material promises contained herein, the Parties agree as follows.
1.    Separation of Employment. Executive and the Company agree that Executive’s employment with the Company Group terminated effective [_____] (the “Separation Date”). Executive further agrees that, without prior written consent of the Company, he will not hereafter seek reinstatement, recall or reemployment with the Company or its affiliates.
2.    Separation Benefits. Upon (x) the non-revocation of the Release during the seven (7)-day period following the execution of the Release in accordance with Section 3 hereof (the date the Release becomes irrevocable, the “Release Effective Date”), and (z) Executive’s compliance in all material respects with this Release, Executive will receive the payments and benefits to which Executive is entitled upon termination of employment as are set forth in Section 5 of the Amended and Restated Employment Agreement, dated as of November 30, 2023, by and among the Company, Wheels Up Partners LLC, an indirect subsidiary of the Company, and Executive (“Employment Agreement”).
3.    Executive Release of Claims.
a.    In consideration of the payments and benefits to be made by the Company or other members of the Company Group to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby irrevocably and unconditionally releases, waives and forever discharges Delta Air Lines, Inc., CK Wheels LLC and Cox Investment Holdings, Inc., and the Company and each of their respective subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their respective directors, members, partners, officers, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries, in each case, only in their respective capacities related to any member of the Company Group (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that he has ever had, may now have, or may later assert against any of the Company Releasees, whether or not arising out of or related to Executive’s employment by or the performance of any services to or on behalf of the Company Group or the termination of that employment and those services, from the beginning of time to the Release Effective Date (hereinafter referred to as “Executive’s Claims”), including without limitation:
i.    (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991 (including, but not limited to, Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Workers’ Adjustment and Retraining Notification Act, the Employee
Exhibit C-1

Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Georgia Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Sex Discrimination in Employment Act, the Georgia Common Day of Rest Act and the Georgia Fair Employment Practices Act; and
ii.    any and all other of Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of Executive’s Claims for any kind of tortious conduct (including, but not limited to, any claim of defamation or distress), promissory or equitable estoppel, breach of the Company Group’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, quantum meruit, wrongful discharge or dismissal, and failure to pay in whole or part any compensation; provided, however, “Executive’s Claims” will expressly exclude the exceptions set forth in Section 3(b) below.
b.    Notwithstanding the foregoing or anything in this Release to the contrary: (i) Executive’s right to be indemnified as an officer and/or director of any member of the Company Group, as applicable, will remain in full force and effect, in accordance with the governing documents and by-laws of each of the applicable members of the Company Group, as well as any rights Executive has under Executive’s Employment Agreement and in respect of any Director and Officer or other insurance policies maintained by any member of the Company Group; (ii) Executive shall not be deemed to have released any rights or claims that Executive may have as an equity holder of the Company or any other member of the Company Group, including any agreement pursuant to which he acquired or was granted equity; and (iii) this Release will not and does not release, alter or affect any rights or claims of Executive arising from or under this Release.
c.    To the fullest extent permitted by law, Executive agrees he will not, directly or indirectly, individually or through one or more intermediaries, lodge or assist anyone else in lodging any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency or any other forum, in any jurisdiction, against the Company or any of the other Company Releasees arising out of or related to Executive’s Claims or Executive’s employment by the Company Group or the termination of that employment. Executive hereby represents and warrants that he has not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. Executive further represents that he has not in the past and agrees that he will not in the future assign any of Executive’s Claims to any person, corporation or other entity.
d.    Execution of this Release by Executive operates as a complete bar and defense against any and all of Executive’s Claims against the Company or the other Company Releasees. If Executive should, directly or indirectly, individually or through one or more intermediaries, hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, the Release may be raised as and will constitute a complete bar to any such charge, complaint, action, claim or proceeding. Notwithstanding the foregoing, this Release excludes, and Executive does not waive, release or discharge any right to file an administrative charge or complaint with, or participate in an investigative proceeding of,
Exhibit C-2

the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Occupational Safety and Health Administration or another governmental agency or make other disclosures protected under the whistleblower provisions of state or federal law.
4.    Confidentiality and Non-Disparagement. Executive reaffirms that he will abide by the terms set forth in his Restrictive Covenants Agreement, as attached as Exhibit B to the Employment Agreement.
5.    Consideration Period and Option to Revoke. Executive and the Company acknowledge and agree that Executive has been given at least twenty-one (21) calendar days to consider the terms of this Release before signing it. Executive understands that he may revoke this Release within seven (7) calendar days following the date he signs this Release. Once this Release is signed, it should be delivered by mail or e-mail to the [Senior Vice President of Human Resources] of the Company. If Executive chooses to revoke this Release, Executive must provide written notice to the [Senior Vice President of Human Resources] of the Company at the following address:
[If by mail: [_______]
Wheels Up Legal Department
601 W. 26th Street
New York, NY 1000
If by e-mail: [_________]
To be effective, such notice of revocation must be received by the Company by no later than 5:00 PM New York time on the seventh (7th) calendar day following the date Executive signed and delivered this Release. Unless so revoked, this Release will automatically be effective and enforceable on the eighth (8th) day after its execution and delivery by Executive.
6.    Remedies for Breach. In the event that either Party breaches, violates, or fails to comply with any of the provisions, terms or conditions or any of the representations of this Release, in its sole discretion, the non-breaching Party will be entitled to recover damages against the breaching Party. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party will be entitled to injunctive relief.
7.    Miscellaneous.
a.    Joint Participation. The Parties hereto participated jointly in the negotiation and preparation of this Release, and each Party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction will apply against any Party or in favor of any Party. This Release will be construed as if the Parties jointly prepared this Release, and any uncertainty or ambiguity will not be interpreted against one Party and in favor of the other.
b.    Scope of Release. This Release will accrue to the benefit of and be binding upon the Parties hereto, their respective successors, agents and permitted assigns, and as to Executive, his spouse, heirs, legatees, administrators and personal representatives.
Exhibit C-3

c.    Applicable Law and Venue. This Release will be interpreted, enforced, construed, and governed under the laws of the State of Georgia, without reference to any conflict of laws principles. The Parties hereby agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Release may be brought against either of the parties in the courts of the State of Georgia located in Fulton County, or if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Georgia. The parties hereby agree that process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
d.    Entire Release. This Release and any schedules hereto contain the entire agreement and understanding concerning the subject matter hereof between the Parties, superseding and replacing all prior negotiations, understandings, representations and agreements, written or oral. No modification, amendment, waiver, termination or discharge of this Release, or any of the terms or provisions hereof, will be binding upon either of the Parties unless confirmed by a written instrument signed by both Parties. No waiver by any Party of any term or provision of this Release or of any default hereunder will affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Nothing in this Release is meant to alter or lessen the post-employment obligations of Executive under the Employment Agreement, any employee confidentiality agreement and restrictive covenants agreement with members of the Company Group or similar agreement by which he is bound.
e.    Severability. If any provision of this Release will be held void, voidable, invalid or inoperative, no other provision of this Release will be affected as a result thereof, and accordingly, the remaining provisions of this Release will remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
f.    Multiple Originals. This Release may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same Release.
g.    Proper Construction. The language in all parts of this Release will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. As utilized in this Release, the term “or” will be deemed to include the term “and/or” and the singular or plural number will be deemed to include the other, whenever the context so indicates or requires. The section and subsection headings used in this Release are intended solely for convenience of reference and will not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
h.    Tax Withholding. All payments and benefits provided to Executive under this Release will be less applicable withholdings for federal, state and local taxes and other ordinary or required deductions.
Exhibit C-4

i.    Executive’s Cooperation. Executive shall reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available, subject to scheduling in consideration of Executive’s personal and professional commitments, to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are in or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section after his Executive’s Termination Date, the Company shall: (i) reimburse Executive for reasonable travel expenses (including, but not limited to, lodging and meals) and legal fees incurred in connection with providing such assistance (subject to the Company’s reasonable written pre-approval of any such legal fees, where such approval will not be unreasonably withheld).
j.    No Mitigation or Setoff. Executive will not be required to mitigate the amount of any payment or benefit provided for under his Employment Agreement or this Release and Waiver by seeking other employment or otherwise after Executive’s Termination Date, and the amount of any payment or benefit provided for under Executive’s Employment Agreement and this Release and Waiver will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer after his Termination Date.
8.    Acknowledgement of Knowing and Voluntary Waiver. Executive hereby represents and warrants that:
a.    Executive has CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;
b.    The Company has advised Executive to consult with any attorney of his choosing, and Executive has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THIS AGREEMENT to the full extent that Executive desired before signing this Release;
c.    Executive understands that this Release FOREVER RELEASES the Company from any legal action arising prior to the Separation Date;
d.    Executive has had the opportunity to REVIEW AND CONSIDER THIS AGREEMENT FOR A REASONABLE PERIOD OF TIME;
e.    In signing this Release, EXECUTIVE DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SPECIFICALLY SET FORTH IN THIS RELEASE by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise; and
f.    Executive was not coerced, threatened, or otherwise forced to sign this Release, and Executive is KNOWINGLY, FREELY AND VOLUNTARILY SIGNING AND DELIVERING THIS AGREEMENT.

Exhibit C-5

IN WITNESS WHEREOF, the Parties have executed this Release and Waiver Agreement as of the date first written above.

WHEELS UP EXPERIENCE INC.
By:
Name:
Title:

EXECUTIVE

George Mattson

Exhibit C-6